Exhibit 99.1

ImmuCell

ImmuCell Announces Unaudited Financial Results

for the Quarter Ended March 31, 2026

For Immediate Release

PORTLAND, Maine – May 14, 2026 – ImmuCell Corporation (Nasdaq: ICCC) (“ImmuCell” or the “Company”), an animal health biologics company that develops and markets products to improve calf health and productivity, today announced its unaudited financial results for the quarter ended March 31, 2026.

Management’s Discussion:

“Today we are reporting net income of $1.9 million for the first quarter of 2026, which is an increase of $0.5 million compared to the first quarter of 2025,” commented Timothy C. Fiori, Chief Financial Officer of ImmuCell. “These results were driven by 28.4% growth in product sales to $10.4 million and an expansion of gross margins to 45.0% that reflects higher volumes, manufacturing efficiencies, and price realization. ImmuCell generated $3.4 million free cash flow in the first quarter of 2026, improving its cash position to $6.8 million as of March 31, 2026, while maintaining a healthy level of inventory on hand after meeting peak seasonal demand these past two quarters.”

“We had a record revenue quarter driven by high seasonal demand from the cow-calf segment and an increase in our market share in the U.S. scours biologicals market by approximately 3% of animals treated,” explained Bobbi Brockmann, Senior Vice President of Sales and Marketing at ImmuCell. “As we move past our peak season, revenue traditionally moderates mid-year, and year over year growth rates will be impacted by the large backorder cleared in the second quarter of 2025. However, our market share gains give us confidence in our current strategy of investing in increased customer contact.”

“ImmuCell had a very successful start to 2026,” said Olivier te Boekhorst, President and CEO of ImmuCell. “We increased average output from approximately 380,000 manufacturing units per month in 2025 to more than 450,000 per month in the first quarter of 2026, driven by yield improvements from our existing plant,” continued Mr. te Boekhorst. “We are planning a significant First Defense® capacity expansion and we are pleased to announce that we recently settled all disputes with our former contract manufacturer for a net payment to ImmuCell of $2 million that we intend to deploy toward this expansion. We are laser-focused on our First Defense® business and will also continue to invest in commercial execution and ongoing manufacturing yield improvement.”

Certain Financial Results:

●	First quarter 2026 product sales increased 28.4%, to approximately $10.4 million, compared to the quarter ended March 31, 2025.

●	First quarter 2026 gross margin improved to 45.0% of product sales compared to 41.6% during the quarter ended March 31, 2025.

●

Net income was $1.9 million, or $0.21 per basic share, during the quarter ended March 31, 2026 compared to a net income of $1.4 million, or $0.16 per basic share, during the quarter ended March 31, 2025.

Balance Sheet Data as of March 31, 2026:

●	Cash and cash equivalents increased to $6.8 million as of March 31, 2026, from $3.8 million as of December 31, 2025.

●	Net working capital increased to approximately $14.9 million as of March 31, 2026 from $13.0 million as of December 31, 2025.

●	Stockholders’ equity increased to $29.1 million as of March 31, 2026 from $27.1 million as of December 31, 2025.

Condensed Statements of Income (Unaudited)
	Three Months Ended March 31,
(In thousands, except per share amounts)	2026	2025

Product sales	$10,357	$8,067
Costs of goods sold	5,700	4,713
Gross profit	4,657	3,354

Sales, marketing and administrative expenses	2,370	1,479
Product development expenses	318	757
Operating expenses	2,688	2,236

NET OPERATING INCOME	1,969	1,118

Other (expenses) income, net	(15)	331

INCOME BEFORE INCOME TAXES	1,954	1,449

Income tax expense	12	2

NET INCOME	$1,942	$1,447

Basic and diluted weighted average common shares outstanding	9,046	8,981
Basic and diluted net income per share	$0.21	$0.16

Selected Balance Sheet Data (In thousands) (Unaudited)
	As of	As of
	March 31, 2026	December 31, 2025

Cash and cash equivalents	$6,813	$3,807
Inventory	$8,674	$9,267
Net working capital	$14,949	$12,967
Total assets	$44,108	$42,532
Stockholders' equity	$29,135	$27,055

Selected Cash Flow Data (In thousands) (Unaudited)
	Three Months Ended March 31,
	2026	2025
Operating Activities	$3,573	$1,574
Investing Activities	(167)	(329)
Financing Activities	(400)	(404)
Net Change in Cash	3,006	841
Cash at Beginning of Period	3,807	3,758
Cash at End of Period	$6,813	$4,599

Non-GAAP Financial Measures: Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally included in or excluded from the most directly comparable measure calculated and presented in accordance with GAAP. The non-GAAP measures included in this press release should be considered in addition to, and not as a substitute for or superior to, the comparable measure prepared in accordance with GAAP.

We believe that considering the non-GAAP measure of Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) assists management and investors by looking at our performance across reporting periods on a consistent basis excluding certain charges from our reported income before income taxes. We calculate EBITDA as described in the following table and reconciled to the most comparable GAAP financial measure:

	Three Months Ended March 31,
(In thousands)	2026	2025

Income before income taxes	$1,954	$1,449
Interest expense (excluding debt issuance and debt discount costs)	97	117
Depreciation	528	671
Amortization (including debt issuance and debt discount costs)	3	16

EBITDA	$2,582	$2,253

EBITDA includes stock-based compensation expense (which is a non-cash expense that management adds back to EBITDA when assessing its cash flows) of approximately $138,000 and $52,000 during the quarters ended March 31, 2026, and 2025, respectively. Cash payments to satisfy debt repayment obligations and to make capital expenditure investments are other uses of cash that are not included in the calculation of EBITDA, which management also considers when assessing its cash flows.

Webcast / Conference Call:

The Company will host a conference call and webcast on Friday, May 15, 2026, at 9:00 AM ET to review the unaudited financial results. Interested parties may access the conference call by dialing (844) 855-9502 (toll free) or (412) 317-5499 (international).

The live webcast can be accessed at: https://app.webinar.net/x4lBVGrRb75

The live webcast will feature a set of accompanying presentation slides that will subsequently be available in the Investors section of the Company’s website at: https://immucell.com/investors/

A teleconference replay of the conference call will be available through May 22, 2026, by dialing (855) 669-9658 (toll free) or (412) 317-0088 (international) and utilizing replay access code #9452004.

A webcast replay will also be available at: https://app.webinar.net/x4lBVGrRb75

About ImmuCell:

ImmuCell Corporation (Nasdaq: ICCC) is an animal-health biologics company that operates in the fast-growing market for calf health solutions. It develops, manufactures and commercializes the First Defense® line of products that provides Immediate Immunity™ through colostrum-derived, orally delivered antibodies against the principal viral and bacterial causes of scours. Scours (neonatal calf diarrhea) is one of the most prevalent and deadly diseases in neonatal calves worldwide. Press releases and other information about the Company are available at: http://www.immucell.com/investors.

Cautionary Note Regarding Forward-Looking Statements (Safe Harbor Statement):

This Press Release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and will often include words such as “expects”, “may”, “anticipates”, “aims”, “intends”, “would”, “could”, “should”, “will”, “plans”, “believes”, “estimates”, “targets”, “projects”, “forecasts”, “seeks” and similar words and expressions. Such statements include, but are not limited to, any forward-looking statements relating to: our plans, goals and strategies for our business; projections of future financial or operational performance; manufacturing efficiencies and capacity; future investments in sales and marketing; future demand for our products, including the First Defense® product line; adequacy of inventory; future pricing of our products; the scope, timing, and costs of ongoing and future product development work and commercialization of our products; and any other statements that are not historical facts. projections about depreciation expense and its impact on income for book and tax return purposes; and any other statements that are not historical facts. These statements are intended to provide management’s current expectation of future events as of the date of this earnings release, are based on management’s estimates, projections, beliefs and assumptions as of the date hereof; and are not guarantees of future performance. Such statements involve known and unknown risks and uncertainties that may cause the Company’s actual results, financial or operational performance or achievements to be materially different from those expressed or implied by these forward-looking statements, including, but not limited to, those risks and uncertainties relating to: difficulties or delays in development, testing, regulatory approval, production and marketing of our products, competition within our anticipated product markets, customer acceptance of our new and existing products, product performance, alignment between our manufacturing resources and product demand (including the consequences of backlogs), uncertainty associated with the timing and volume of customer orders as we come out of a prolonged backlog, adverse impacts of supply chain disruptions on our operations and customer and supplier relationships, commercial and operational risks relating to our current and planned expansion of production capacity, and other risks and uncertainties detailed from time to time in filings we make with the Securities and Exchange Commission (SEC), including our Quarterly Reports on Form 10-Q, our Annual Reports on Form 10-K and our Current Reports on Form 8-K. Such statements involve risks and uncertainties and are based on our current expectations, but actual results may differ materially due to various factors, including the risk factors summarized under ITEM 1A-RISK FACTORS and uncertainties otherwise referred to in our most recent Annual Report on Form 10-K. In addition, there can be no assurance that future risks, uncertainties or developments affecting us will be those that we anticipate. We undertake no obligation to update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contacts:	Olivier te Boekhorst, President and CEO Timothy C. Fiori, Chief Financial Officer ImmuCell Corporation investor.relations@immucell.com

Joe Diaz, Robert Blum and Joe Dorame Lytham Partners, LLC iccc@lythampartners.com